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                         WARP TECHNOLOGY HOLDINGS, INC.
                               151 Railroad Avenue
                               Greenwich, CT 06830

                                                     March 1, 2005

By Hand

Mr. Gus Bottazzi
6 Ocean Drive
Stamford, CT 06902

      Re:   SEPARATION AGREEMENT AND RELEASE

Dear Mr. Bottazzi:

This letter (this "Agreement") constitutes a separation agreement and release regarding the voluntary termination of your employment and other positions with Warp Technology Holdings, Inc. (the "Company"), and/or its Affiliates (as such term is defined below). This Agreement is entered into as of the date set forth above.

In this Agreement, you and your heirs, legal representatives, successors and assigns are referred to collectively as the "Employee". The Employee and the Company are sometimes referred to herein collectively as the "Parties" and separately as a "Party."

The term "Affiliates" means the Company's parent, subsidiaries, and any other persons or entities which control, are controlled by, or are under common control with the Company, and any and all of the Company's or such other persons' or entities' respective, past, present or future officers, directors, managers, partners, members, shareholders, employees, consultants, attorneys, agents and representatives. Pursuant to the relationship between the Company and Administaff Companies II, L.P. (together with its parents, subsidiaries and affiliates, "Administaff"), you have also been an employee of Administaff. For purposes hereof, Administaff will be included within the meaning of the term "Affiliates" and you are releasing Administaff from any and all claims to the same extent as you are releasing the Company and/or its other Affiliates.

In consideration for the promises and the mutual covenants contained in this Agreement, and for other good and valuable consideration as described herein, the receipt and sufficiency of which are hereby acknowledged, the Parties set forth their mutual agreement as follows:

      1. Resignation. You hereby resign from the Company and/or its Affiliates from all positions held as an officer, director and in any other capacity. The Company and/or its Affiliates hereby accepts your resignation. You agree that there is no dispute or disagreement between you and the Company regarding any policies or procedures. Without limiting the foregoing, you expressly acknowledge and agree that your termination of employment is voluntary and without coercion, and that such termination does not require any prior notice or other action by the Company and/or its Affiliates.

      2. No Further Wages, Payments or Expense Reimbursements Due. You hereby acknowledge and agree that, other than as specifically set forth herein, no wages, salary, compensation, bonus, profit-sharing amount, equity compensation, benefit, separation, severance or retirement payment, or any other payment or consideration whatsoever are due to you, whether under that certain Employment Agreement made as of August 4, 2004 by and between you and the Company (the "Employment Agreement") or whether due to such employment termination or otherwise. You further acknowledge and agree that you have submitted all expense reimbursements to the Company and, other than as specifically set forth herein, you have received all such reimbursements, and that no other reimbursements, or any other payments of any kind or nature whatsoever are due to you from the Company and/or any of the Affiliates You acknowledge and agree that the arrangements made under this Agreement, including but not limited to the payments and other consideration
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hereunder, are special arrangements to which you might not otherwise be entitled and which are not normally provided by the Company, but are being given as special consideration for this Agreement. Any payment or other consideration made by the Company hereunder is made in consideration for your obligations and performance of such obligations under this Agreement, and is not required by Company policies, practices or otherwise.

      3. Health Insurance Coverage. You acknowledge and agree that you do not currently utilize any health insurance coverage made available by the Company under the Company's and/or its Affiliates' health insurance plans. You will receive a separate notice regarding your right (if any) to elect continuation of health insurance coverage under such plans, at your own expense, under the Consolidated Omnibus Reconciliation Act of 1985 ("COBRA"). Provided that you make a timely election for such continuation of coverage as explained in the notice, coverage will be effective from the date of termination of your employment. You are entitled to this opportunity to continue coverage under COBRA at your own expense whether or not you elect to agree to the terms hereof.

You hereby agree and acknowledge that, other than as specifically set forth herein, Neither the Company nor any of its Affiliates has any obligation to you regarding health or any related benefits.

      4. Separation Payment. Provided you have not breached this Agreement, the Company shall pay or otherwise deliver to you the following cash amounts and other consideration:

            (a) An aggregate of 200,000 shares of the Company's Series C Preferred Stock. Such shares will be evidenced by a certificate or certificates delivered in your name as soon as practicable following the amendment to the Company's Certificate of Incorporation currently being undertaken which will authorize such class of securities but no later than thirty days following the formal amendment to the Certificate of Incorporation. No warrants or options are included or related to this Series C Preferred Stock.

Despite any election you may make regarding the COBRA benefits referred to above, the Company will reimburse you up to an aggregate of $1500 per month for six (6) months, beginning April 1, 2005 for any otherwise unreimbursed amounts you may expend in connection with the maintenance of health care coverage for you and your family. These payments will be made within 15 days after you submit a statement regarding the unreimbursed amount you spent in connection with the maintenance of health care coverage for you and your family.

            (b) The Company will reimburse you for the heretofore unreimbursed out of pocket expenses in the amount of $5,106.50.

            (c) All payments hereunder will be reduced by any/all applicable taxes and withholdings.

      5. Derivative Equity.

            (a) You were granted options to acquire 2,000 shares (after taking into effect the Split) of Company's Common Stock, $.00001 par value, (the "Common Stock") pursuant to a Stock Option Agreement dated as of February 10, 2003, pursuant to which you may exercise said options for $25.00 (after taking into effect the Split) per share subject to the vesting and other terms of said agreement (the "Original Grant"). To the extent that such option has not vested, the Company hereby agrees that such option has completely vested as of the date hereof.

            (b) You were granted options to acquire 187,520 shares (after taking into effect the Split) of Common Stock pursuant to a Stock Option Agreement dated as of August 4, 2004, pursuant to which you may exercise said options for $6.75 (after taking into effect the Split) per share subject to the vesting and other terms of said agreement (the "August Grant"). Pursuant to the terms of the August Grant, none of such options have vested as of the date hereof. However, the Company hereby agrees that options to acquire all 187,520 shares have now vested.
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            (c) The options which have vested as described above, may be exercised by you in accordance with the terms of the Company's standard stock option grant (a copy of which is enclosed herewith), within one year after the date hereof. Failure to exercise the options by such date, will result in their termination.

      6. Company Property. You agree to return to the Company, any and all property of the Company and/or its Affiliates, including, without limitation, any laptop or desktop computers, any phone(s) or other equipment, any credit cards, identification cards, keys, building passes, and any and all documents, (including without limitation any email and/or instant messages stored on any computer other than the computers which you will return), all business records, and all other materials concerning the Company, and/or its Affiliates, including, without limitation, any and all customer lists, contact lists, and other information concerning customers, prospective customers, and other Company business or opportunities.

      7. Condition Precedent to this Agreement. It shall be a condition precedent to this Agreement (and any payment hereunder) that you shall not have filed or otherwise commenced any complaint, suit, action, hearing or other proceeding whatsoever with any local, state or federal court or agency or any private arbitration panel against or relating to the Company and/or its Affiliates. You represent and warrant that you have not, and you agree that you shall not, file or otherwise commence any complaint, suit, action, hearing or other proceeding whatsoever with any local, state or federal court or agency or any private arbitration panel with respect to any claims released herein.

      8. Release. Employee hereby waives, releases and forever discharges, the Company and its Affiliates from and against any and all claims, counterclaims, demands, debts, actions, causes of action, suits and liabilities of any nature whatsoever, whether known or unknown, including , but not limited to those arising under the Employment Agreement, which Employee ever had, now has or hereafter can, shall or may have against the Company and/or its Affiliates, for, upon, or by reason of any matter, cause or thing whatsoever arising from the beginning of the world to the Employee signs this Release, including, but not limited to, rights under any and all federal, state or local laws, regulations, rules, orders, and any governmental or judicial decisions or interpretations thereof prohibiting discrimination in employment, including, but not limited to, the Federal Age Discrimination in Employment Act, any federal, state or local laws regulating employment, claims arising out of any public policy, contract or common law, or any other claims of breach of contract, wrongful termination, breach of duty, fraud, negligence or unfair or fraudulent business practice, misrepresentation or defamation, and any alleged entitlement to costs, fees or expenses, including attorneys' fees, whether such fees are claimed under statutory or common law, and any other claims that were or could have been asserted arising out of Employee's employment by the Company. Expressly excluded from this release are any claims arising after the date of the execution of this Agreement or any claims relating to the enforcement or breach of this Agreement. Employee agrees not to sue the Company or its Affiliates, not to file or permit to be filed against the Company or its Affiliates any complaint, suit, action, hearing or other proceeding whatsoever, or to execute, seek to impose, collect or recover upon or otherwise enforce or accept any judgment, decision, award or attachment, arising from, relating to any claim, liability or other matter released by Employee in this Agreement.

      9. No Disparagement; Cooperation. Employee and the Company (on behalf of the Company and each of its Affiliates, as well as its officers, directors and employees, for purposes of this paragraph, the "Company") each agree that he/it shall not in any way disparage the other to any third parties, nor will the either Employee or the Company make or solicit any comments, statements, or the like to Company customers, customers of the Company's Affiliates, employees, the media or others that may be considered derogatory or detrimental to the good name or reputation of the other. For purposes of this Agreement, the term "disparage" shall mean any statement or representation which, directly or by implication, tends, in the minds of a reasonable audience, to create a negative impression about the subject of the statement or representation.
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Employee agrees to cooperate with the Company, as the Company shall reasonably request, in connection with the transition of responsibilities from the Employee to other employees, consultants and agents of the Company. Such cooperation shall include making himself available from time to time to discuss matters pertinent to the Company, as the Company shall reasonably request from time to time.

      10. Confidentiality. Employee agrees not to disclose, either directly or indirectly, any information whatsoever regarding the existence or substance of this Agreement including specifically any of the terms of any monies or other consideration paid hereunder. This nondisclosure includes, but is not limited to, members of the media, present and former employees of the Company and/or its Affiliates and other members of the public, but does not include Employee's family or an attorney or other professional advisor with whom Employee chooses to consult or seek advice regarding any aspect of this Agreement. This Agreement shall not be admissible in any proceeding except to enforce the terms hereof. Employee also agrees to maintain as confidential any and all confidential information regarding the Company and its dealings that Employee came into possession of during his employment with the Company.

      11. Entire Agreement. The Parties agree that this Agreement is binding and enforceable in accordance with its terms, and shall inure to the benefit of the Company and its Affiliates, on the one hand, and you and all of the persons and entities referred to within the meaning of the term "Employee" as defined above. The Parties agree that no changes to this Agreement will be effective unless made in writing and signed by both Parties. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between Employee and the Company and/or its Affiliates, oral or in writing, and including, but not limited to, the Employment Agreement, any other employment agreement, offer letter, position description, the Company's, or an Affiliate's employee handbook or other policies or procedures. Notwithstanding the foregoing, the Confidentiality Agreement and such other agreements entered into by Employee to the extent that such agreements relate to confidential or proprietary information and/or to patent, copyright, trade secret, or other rights regarding intellectual property, whether such information or rights are of the Company, an Affiliate, or a client or other third party which has disclosed or provided such information or rights to the Company or an Affiliate, shall continue in full force and effect. Employee agrees to enter into such agreements, certifications, assignments, licenses or other documents as reasonably required by the Company and/or its Affiliates to protect or transfer such information or rights, or otherwise in furtherance of such agreements. Employee also acknowledges that in deciding to enter into this Agreement, he has not received and is not relying on any representations, promises, or assurances of any kind other than those expressly set forth in writing in this Agreement. In the event that any provision of this Agreement is held to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will nevertheless be binding upon the Parties as though the void or unenforceable part had been deleted.

      12. Governing Law. This agreement shall be governed by and construed under the laws of the State of Connecticut, without regard to its conflicts of laws.

      13. Specific Performance. Employee acknowledges and agrees that the Company and its Affiliates would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, Employee agrees that the Company and its Affiliates shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

      14. Consultation. Employee acknowledges that he has been advised to consult with an attorney regarding this Agreement and that he has been given an opportunity to discuss this Agreement with
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an attorney. Employee further acknowledges that he has had reasonable and sufficient time to review this Agreement, discuss it with an attorney, and is voluntarily signing it without duress or coercion on the date indicated below. Employee acknowledges that he has read this Agreement in its entirety and that he understands its meaning and effect.

If the foregoing conforms to your understanding of the agreement between the Parties, please indicate your acceptance and agreement by signing a copy of this Agreement and delivering such signed original counterpart to the undersigned.



     Very truly yours,

     Warp Technology Holdings, Inc.

     /s/ Ernest Mysogland
     --------------------------------
     By:   Ernest Mysogland, Duly Authorized


Accepted and agreed:

/s/ Gus Bottazzi

                                            Date: 3/3/05
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Gus Bottazzi